Exhibit 3.2


                                  CERTIFICATE
                                       OF
                           PRECISE LIFE SCIENCES LTD.
                              A Nevada Corporation

The undersigned, Robert Klein, Secretary of Precise Life Sciences Ltd. does hereby certify that at a Special Meeting of the Board of Directors held at the offices of the Corporation on December 2, 2002, at which a quorum was present, the following resolutions were duly passed:

RESOLVED:     The Corporation's authorized capital stock consists of
50,000,000 shares of common stock with $0.001 par value per share, of which 26,666,319 shares are currently issued and outstanding.

RESOLVED:     Effective December 2, 2002, the Board of Directors does
hereby declare a One-for Ten reverse stock split of all of this Corporations outstanding common stock without any change in par value for the shares of common stock of this corporation, and it further

RESOLVED:     Pursuant to the Section 78.207 of the Nevada Revised
Statutes, there is no statutory requirement that an amendment to the Corporation's Articles of Incorporation be filed to effect the above referenced reverse stock split since the stock split does not include a change in the authorized capital or par value.

RESOLVED:   Stockholder approval required to effect the reverse stock split pursuant to Section 78.209 of the Nevada Revised Statutes has been obtained.

RESOLVED:   That in connection with such reverse split, in the event of fractional shares, there shall be no fractional shares or scrip certificates issued and all fractional shares be rounded to the nearest whole and delivered in accordance with the reverse stock split, and it further

RESOLVED:   That the reverse stock split shall be effective as of
December 12, 2002.

RESOLVED: That the officers of the corporation and each of them is authorized and empowered to arrange for and purchase new stock certificates of the corporation to be issued to shareholders and to represent the Common Stock of this Corporation issuable pursuant to the reverse stock split and such share certificates, as determined by the officers, shall be deemed to be the shares of this corporation, and it further

RESOLVED: That the officers of this corporation and each of them is authorized and empowered to do such things and execute such documents as may be necessary in order to effectuate the purposes of the foregoing resolutions.

I, the undersigned, Secretary of Precise Life Sciences Ltd. DO HEREBY CERTIFY that the foregoing is a true, complete and accurate copy of resolutions duly adopted by the Board of Directors of said Corporation at a special meeting held on the aforementioned day, at which a quorum of the Directors were present; and I do further certify that these resolutions have not been altered, amended and they are now in full force and effect.

  Witness my hand and the Seal of the Corporation this 2nd day of December
2002.

 /s/: R.Klein
-----------------
Robert Klein,
Secretary & Director

DATED: December 2, 2002